Exhibit 23.2

Independent Auditors’ Consent

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-146428) and Form S-8 (No. 333-140205) of EV Energy Partners, L.P. of our report dated November 10, 2008, with respect to the combined statement of revenues and direct operating expenses of Assets Acquired from EnerVest Energy Institutional Fund IX, L.P. and EnerVest Energy Institutional Fund IX-WI, for the year ended December 31, 2007, which report appears in this Form 8-K/A of EV Energy Partners, L.P.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
November 10, 2008